Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

February 6, 2015

Halliburton Company

3000 North Sam Houston Parkway East

Houston, Texas 77032

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (Registration No. 333–201181) (as amended, the “Registration Statement”) filed by Halliburton Company, a Delaware corporation (“Halliburton”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of common stock, par value $2.50 per share, of Halliburton (the “Shares”) to be issued in connection with the merger of Baker Hughes Incorporated, a Delaware corporation (“Baker Hughes”), with and into Red Tiger LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Halliburton, pursuant to the Agreement and Plan of Merger dated as of November 16, 2014 among Halliburton, Red Tiger LLC, and Baker Hughes (the “Merger Agreement”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the matter referred to above, we have examined originals, or copies certified or otherwise identified, of such corporate records, certificates of public officials, statutes and such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering this opinion. We have relied upon certificates of officers of Halliburton and of public officials with respect to the accuracy of the factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies of original documents conform to the original documents and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, (ii) the stockholders of Halliburton will have approved the issuance of the Shares pursuant to the Merger Agreement, (iii) the stockholders of Baker Hughes will have adopted the Merger Agreement and (iv) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or waived and such transactions are consummated.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on behalf of Halliburton, and upon issuance and delivery pursuant to and in accordance with the terms of the Merger Agreement, such Shares will be legally issued, fully paid and nonassessable.

Halliburton Company	- 2 -	February 6, 2015

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.